UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[X]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CESCA THERAPEUTICS INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Cesca Therapeutics Inc.
2711 Citrus Road
Rancho Cordova, CA 95742

Telephone (916) 858-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 2, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cesca Therapeutics Inc. (the “Company” or “Cesca”), a Delaware corporation, will be held at the Sacramento Marriott, Rancho Cordova, located at 11211 Point East Dr., Rancho Cordova, California 95742, on Wednesday, March 2, 2016, at 9:00 a.m. (PT) for the following purposes:

1.	To elect the Company’s four (4) nominees as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	To approve an amendment to the Company’s certificate of incorporation to effect a reverse split;
3.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016;
4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and
5.	To transact such other business as may properly come before the stockholders at the Annual Meeting.

These items are described more fully in the proxy statement to this notice. Please give your careful attention to all of the information in the proxy statement.

The Board of Directors of the Company has fixed the close of business on January 7, 2016 as the record date for determining those stockholders who will be entitled to vote at the meeting or any postponement or adjournment thereof. Stockholders are invited to attend the meeting in person.

By Order of the Board of Directors /s/ Mr. Evan Ng Corporate Secretary

January 20, 2016
Rancho Cordova, California

YOUR VOTE IS IMPORTANT

Even if you plan to attend the annual meeting in person, we request that you vote by submitting your proxy as early as possible by following the instructions to ensure that your shares will be represented at the annual meeting if for any reason you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:

The Board of directors of Cesca (the “Board”) is making this proxy statement available to you on the Internet or by delivering a paper copy of this proxy statement to you by mail in connection with the solicitation of proxies for use at Cesca’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, March 2, 2016 and any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Sacramento Marriott, located at 11211 Point East Dr., Rancho Cordova, CA 95742, for the purpose of considering and acting on the matters set forth in this proxy statement.

These proxy materials and the accompanying annual report were first made available or mailed on January 20, 2016 to all Cesca stockholders entitled to vote at the Annual Meeting. Cesca’s website is www.cescatherapeutics.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Cesca stockholders are being asked to vote on the following matters at the Annual Meeting:

1.        To elect the Company’s four (4) nominees as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2.        To approve an amendment to the Company’s certificate of incorporation to effect a reverse split;

3.        To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016;

4.        To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

5.        To transact such other business as may properly come before the stockholders at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Cesca’s Board set January 7, 2016 as the record date for the Annual Meeting. If you owned Cesca common stock at the close of business on January 7, 2016, you may attend and vote at the meeting. As of January 7, 2016, there were __________ shares of Cesca common stock outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with Cesca’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares, and the notice or these proxy materials have been sent directly to you by Cesca.

Some Cesca stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of those shares held in street name, and the notice or these proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

Q:	How many votes do I have?
A:

You are entitled to one vote for each share of Cesca common stock you owned at the close of business on the record date, provided that those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What should I do if I receive more than one notice or set of voting materials?

A:

You may receive more than one notice or set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one notice or proxy card. Please vote by telephone or the Internet with respect to each notice that you receive, or complete, sign, date and return each proxy card and voting instruction card that you receive, to ensure that all of your shares are voted at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	If you are the stockholder of record of shares of Cesca common stock, you have the right to vote in person at the Annual Meeting with respect to those shares.

If you are the beneficial owner of shares of Cesca common stock, you are invited to attend the Annual Meeting. However, if you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described in the next Q&A so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

If you are the stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number provided on the website to which the notice directs you or, if you have requested paper copies of the proxy materials, by completing, signing, dating and returning a requested proxy card in the provided, postage pre-paid envelope or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the website and proxy card (and repeated in the box below). The Internet and telephone voting systems for stockholders of record will be available until 1:00 a.m., Central Time, on March 2, 2016 (the morning of the Annual Meeting).

If you are the beneficial owner of shares of Cesca common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has provided a notice that directs you to a website with Internet and toll-free telephone voting instructions (repeated in the boxes below) or, if you have requested paper copies of the proxy materials, enclosed is a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

VOTE BY INTERNET

Shares Held of Record:

www.envisionreports.com/KOOL

Shares Held Through Broker, Bank or Nominee:

Internet:  www.proxyvote.com

24 hours a day/7 days a week

Through 1:00 am Central Time, March 2, 2016

INSTRUCTIONS:

Read this Proxy Statement.

Go to the applicable website listed above.

Have your notice of internet availability of proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE

Shares Held of Record:

1-800-652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:

1-800-579-1639

Toll-free 24 hours a day/7 days a week

Through 1:00 am Central Time, March 2, 2016

INSTRUCTIONS:

Read this Proxy Statement.

Call the applicable toll-free number above.

Have your proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

Q:	Can I change or revoke my vote after I return a proxy card or voting instruction card?

A:	If you are the stockholder of record, you may revoke your proxy or change your vote by:

●

Delivering to the Corporate Secretary of Cesca, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares (such written notice should be hand delivered to Cesca’s Assistant Corporate Secretary or should be sent so as to be delivered to Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, CA 95742, Attention: Corporate Secretary);

●	Attending the Annual Meeting and voting in person; or

●	Making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone in connection with the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may change your vote by:

●	Submitting new voting instructions to your broker, bank or other nominee in a timely manner; or

●	Attending the Annual Meeting and voting in person, if you have obtained a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	Can I attend the Annual Meeting?

A:

All Cesca stockholders as of the record date, January 7, 2016, or their duly appointed proxies, may attend the Annual Meeting. If you are the beneficial owner of Cesca shares held in street name, please bring proof of ownership such as a brokerage statement or letter from the broker, bank or other nominee that is the owner of record of the shares.

Q:	How many votes must be present or represented to conduct business at the Annual Meeting?

A:

The presence of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Presence is determined by the stockholder entitled to vote the shares being present at the Annual Meeting or having properly submitted a proxy with respect to the shares. In compliance with Delaware General Corporate Law, abstentions and broker “non-votes” will be counted as present and entitled to vote at the Annual Meeting and are thereby included for purposes of determining whether a quorum is present at the Annual Meeting.

If sufficient votes to constitute a quorum are not received by the date of the Annual Meeting, the persons named as proxies in this proxy statement may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of Cesca common stock present in person or represented by proxy at the Annual Meeting. The persons named as proxies in this proxy statement would generally exercise their authority to vote in favor of adjournment.

Q:	What is a “broker non-vote”?

A:

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms and the election of directors, but not on non-routine matters, such as the proposal to amend our certificate of incorporation to effect the reverse stock split.

Q:	What is the voting requirement to approve each of the proposals?

A:

A plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting is required for Proposals 1, 3 and4. Thus, the nominees for director receiving the highest number of affirmative votes will be elected as members of Cesca’s Board to serve until Cesca’s next Annual Meeting of Stockholders. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the outstanding shares of common stock in person or represented by proxy is required to approve Proposal 2.

Q:	How are votes counted?

A:	With respect to the election of directors, you may vote “FOR” or “WITHHOLD” on each of the four nominees.

With respect to other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” on each proposal. Abstentions are deemed to be votes cast and thereby have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast and thereby do not affect the outcome of the voting on the proposal.

Q:	What happens if one or more of the director nominees is unable to stand for election?

A:

The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy via the Internet or by telephone or completed and returned your proxy card or voting instruction card, Robin Stracey or Michael Bruch as proxy holders, will have the discretion to vote your shares for the substitute nominee.

Q:	Where can I find the voting results of the Annual Meeting?

A:

The Company’s Assistant Corporate Secretary will tabulate the votes and act as the inspector of election. We intend to announce preliminary voting results at the Annual Meeting. We will provide final results on a Form 8-K within four business days of the Annual Meeting.

Q:	Who pays for the proxy solicitation process?

A:

Cesca will bear the cost of soliciting proxies, including the cost of preparing, posting and mailing proxy materials. In addition to soliciting stockholders by mail and through its regular employees, Cesca will request brokers, banks and other nominees to solicit their customers who hold shares of Cesca common stock in street name. Cesca may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. Cesca may also use the services of its officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses. Cesca has retained Georgeson, Inc. to aid in the solicitation of proxies and anticipate that the costs of such services will be approximately $15,000.

Q:	How do I get an additional copy of the proxy materials?

A:

If you would like an additional copy of this proxy statement or Cesca’s 2015 Form 10-K, these documents are available in digital form for download or review by clicking on the “Investors” tab at www.cescatherapeutics.com. Alternatively, we will promptly send a copy to you upon request by mail to Cesca Therapeutics Inc., Attention: Assistant Corporate Secretary, 2711 Citrus Road, Rancho Cordova, CA 95742 or by calling the Assistant Corporate Secretary of Cesca Therapeutics at (916) 858-5100.

Q:	How do I get proxy materials electronically?

A:

We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, proxy statement and other correspondence will be delivered to you via email. Electronic delivery of stockholder communications helps Cesca to conserve natural resources and to save money by reducing printing, postage and service provider costs.

Stockholders of Record: If you vote your shares using the Internet at www.envisionreports.com/KOOL, please follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you vote your shares using the Internet at www.proxyvote.com, please complete the consent form that appears on-screen at the end of the Internet voting procedure to register to receive stockholder communications electronically. Stockholders holding through a bank, broker or other nominee may also refer to information provided by the bank, broker or nominee for instructions regarding how to enroll in electronic delivery.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information

Our bylaws presently provide that the authorized number of directors may be fixed by resolution of the Board from time to time, with a minimum of not less than three (3) directors and a maximum of seven (7) directors. The Board has fixed the authorized number of directors at four (4).

Nominees for Director

The nominees for director have consented to being named as nominees in this proxy statement and have agreed to serve as directors, if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four (4) nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the nominees will be unavailable for election. Each Director who is elected shall hold office until the next Annual Meeting of Stockholders, or until the earlier of their death, resignation or removal, or until such Director’s successor is elected and qualified.

The following sets forth the persons nominated by the Board for election and certain information with respect to those individuals:

Nominee	Age
Craig W. Moore	71

Mahendra S. Rao, MD, PhD	54

Denis Michael Rhein	55

Robin C. Stracey	57

Biographies

Mr. Craig W. Moore was appointed to the Board in December 2009 and Chairman in January 2012. From 2002 to present, Mr. Moore served as director of NxStage (NXTM), chairman of their Compensation Committee and a member of their Audit Committee through July 2013. From 1986 to 2001, Mr. Moore was Chairman of the Board and Chief Executive Officer (“CEO”) at Everest Healthcare Services Corporation, a provider of dialysis and contract services. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. Mr. Moore also spent 13 years with American Hospital Supply/Baxter Healthcare, where he held senior management positions in sales, marketing and business development. Mr. Moore served as a director of Biologic System Corporation (BLSC) from 1992 thru 2006. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership, corporate and healthcare industry experience to our Board. Mr. Moore is one of our independent directors.

Dr. Mahendra Rao, MD, PhD rejoined the Board in April 2014. He had previously been a member of our Board from 2008 – 2011. Dr. Rao was the Director and Chief of Laboratory of Stem Cell Biology at the National Institute of Health (NIH) from 2011 through 2014. He was Vice President, Regenerative Medicine at Invitrogen (IVGN) from 2006 thru 2011. From May 2001 through October 2005 he was Stem Cell Section Chief and Senior Investigator at the National Institute on Aging’s Laboratory of Neuroscience. He has also held associate professor positions at both the Johns Hopkins University and the University of Utah Schools of Medicine, and at the National Center for Biological Science in India. Dr. Rao has served as Chairman of the FDA’s Cell and Gene Therapy Advisory Committee and is the founder of Q Therapeutics, a company working on the development of cellular therapy to treat multiple sclerosis. He holds degrees from Bombay University in India and earned his Ph.D. in Biology from California Institute of Technology. He also conducted post-doctorate studies at Case Western Reserve University and Caltech. Dr. Rao brings his clinical, corporate and regulatory experience in the stem cell therapy field to our Board. Dr. Rao is one of our independent directors.

Mr. Denis Michael Rhein was appointed to the Board in December 2014. Mr. Rhein has over 30 years of corporate banking and securities experience at Deutsche Bank AG in Frankfurt, Germany, where he served in various executive management positions including Managing Director, Senior Client Executive of Asset and Wealth Management, Global Head of Hedge Fund Research, Head of Alternative Investments, and Head of Product Development. Mr. Rhein retired from Deutsche Bank in June 2013. Mr. Rhein is the founder and a Director of EMR Vermögensverwaltung GmbH, an investment management company, since July 2013. He is also the founder and the Principal Shareholder and a Director of Illumisound GmbH, an alternative energy efficient commercial lighting company, since October 2013. Mr. Rhein was a director of TotipotentRX Corporation from 2012 until the merger that resulted in the formation of Cesca Therapeutics in February 2014. Mr. Rhein brings his corporate banking and securities experience to the Board. Mr. Rhein is one of our independent directors.

Mr. Robin C. Stracey was appointed to the Board in July 2011. He became our interim Chief Executive Officer in October 2014 before being appointed to the permanent position in June 2015. Since June 2013 he has been Principal and Managing Director of Apex Life Science Advisors LLC, a boutique life sciences consulting firm. From July 2012 to June 2014, he served as President and Chief Executive Officer of Integrated Fluidics, Inc., a privately-held, development-stage micro-fluidics company, at which he remains a Director. From December 2007 to April 2012 he was the President and Chief Executive Officer of Cantimer Incorporated, a privately-held biosensor company. From November 2003 to March 2007, he served as Director, President and Chief Executive Officer of Applied Imaging Corporation, a Nasdaq-listed, pre-natal diagnostics company that is now part of Danaher Corporation. Previously, Mr. Stracey was the Vice President and General Manager of a Chromatography and Mass Spectrometry business unit at Thermo Electron Corporation, now Thermo Fisher Scientific, the world’s largest supplier of laboratory equipment and reagents to life scientists. He also served as a Corporate Vice President at Dade Behring Inc., a leading supplier of clinical diagnostic products that is now part of Siemens Healthcare. Mr. Stracey has a Bachelor of Science degree with honors from the University of Nottingham in the United Kingdom and is a graduate of the Executive Program at the Stanford University Graduate School of Business. Mr. Stracey brings leadership, corporate and operational experience in the life sciences industry to our Board.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

General

Our Board believes that good corporate governance is important to ensure that Cesca is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of ethical conduct described below are available under the investor information section of our website at www.cescatherapeutics.com.

Board Operating and Governance Guidelines

Our Board has adopted a number of operating and governance guidelines, including the following:

-	Majority of the members of the Board should be independent directors;

-	Formalization of the ability of each committee to retain independent advisors;

-	Directors have open access to the Company’s management; and

-	Independent directors may meet in executive session prior to or after each regularly scheduled Board meeting without management present.

Board Leadership Structure

Craig Moore, an independent director, serves as our Chairman of the Board. The Board views independent oversight of management as an important component of an effective board of directors and believes that a separated CEO and Chairman structure provides the Board with the greatest diversity of ideas and experience. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the CEO as necessary or appropriate). The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing risk management. The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Governance and Nominating Committee oversees the management of risks associated with corporate governance, the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Governance and Nominating Committee

The Governance and Nominating Committee was formed to address general governance and policy oversight; succession planning; to identify qualified individuals to become prospective Board members and make recommendations regarding nominations for the Board; to advise the Board with respect to appropriate composition of Board committees; to advise the Board about and develop and recommend to the Board appropriate corporate governance documents and assist the Board in implementing guidelines; to oversee the annual evaluation of the Board and the Company’s CEO, and to perform such other functions as the Board may assign to the committee from time to time. The Governance and Nominating Committee has a Charter which is available on the Company’s website at www.cescatherapeutics.com. The Governance and Nominating Committee consists of three independent directors: Mr. Moore (Governance and Nominating Committee Chairman), Dr. Rao and Mr. Rhein.

Audit Committee

The Audit Committee of the Board makes recommendations regarding the retention of the independent registered public accounting firm, reviews the scope of the annual audit undertaken by our independent registered public accounting firm and the progress and results of their work, reviews our financial statements, and oversees the internal controls over financial reporting and corporate programs to ensure compliance with applicable laws. The Audit Committee reviews the services performed by the independent registered public accounting firm and determines whether they are compatible with maintaining the registered public accounting firm's independence. The Audit Committee has a Charter, which is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. The Audit Committee Charter is available on the Company’s website at www.cescatherapeutics.com. The Audit Committee consists of three independent directors as determined by NASDAQ rules: Mr. Rhein (Audit Committee Chairman), Mr. Moore and Dr. Rao. Mr. Moore is qualified as an Audit Committee Financial Expert as defined in Regulation S-K Item 407(d)(5)(ii).

Compensation Committee

The Compensation Committee of the Board reviews and approves executive compensation policies and practices, reviews salaries and bonuses for our CEO and Chief Financial Officer (“CFO”), administers the Company’s stock option plans and other benefit plans, and considers other matters as may, from time to time, be referred to them by the Board. The Compensation Committee has a charter which is available on the Company’s website at www.cescatherapeutics.com. The Compensation Committee consists of three independent directors: Dr. Rao (Compensation Committee Chairman), Mr. Moore and Mr. Rhein.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee were at any time an officer or employee of ours. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the regenerative medicine industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Board has a Governance and Nominating Committee. The Board believes given the diverse skills and experience required to grow the Company that the input of all members is important for considering the qualifications of individuals to serve as directors, but does not have a formal diversity policy; however, the Board encourages diversity. Further, the Governance and Nominating Committee believes that the minimum qualifications for serving as director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. The Board may retain professional consultants to aid in identifying potential candidates to ensure that any vacancies on the Board are filled on a timely basis with qualified candidates. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the Governance and Nominating Committee. Candidates selected by the Governance and Nominating Committee are then recommended to the full Board for their appointment or nomination to stockholders. The Governance and Nominating Committee recommends a slate of directors for election at the annual meeting. In accordance with Nasdaq rules, the slate of nominees is approved by a majority of the independent directors.

In carrying out its responsibilities, the Board will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the Nominating Committee must be sent to Assistant Corporate Secretary, 2711 Citrus Road, Rancho Cordova, California 95742. Candidates nominated by stockholders are reviewed and vetted in a similar process to those that the Board becomes aware of from other sources. The deadline for submission of nominations is September 15, 2016.

Board and Committee Meetings and Attendance

In fiscal 2015, the Board met fifteen (15) times, the Audit Committee met seven (7) times, the Compensation Committee met three (3) times, the Governance and Nominating Committee met three (3) times and the Independent Director Committee met one (1) time. Each director attended at least 75% of the meetings of the Board held while serving as a director.

Stockholders may send communications to the Board by mail to the Chairman of the Board, Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California 95742.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 delivered to the Company as filed with the United States Securities and Exchange Commission (the “SEC”) in fiscal 2015, directors and officers of the Company and persons who own more than 10% of the Company’s common stock timely filed all required reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, except for Mr. Harris who was late filing a Form 4 since we needed to acquire correct filing edgar codes.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including our CEO and CFO, Controller or any person performing similar functions. A copy of our code of ethical conduct can be found on our website at www.cescatherapeutics.com. The Company will report any amendment or waiver to the code of ethics on our website within five (5) days.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table sets forth the compensation received by each of the Company’s non-employee Directors.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Mr. Craig W. Moore	78,000	19,000(3)	97,000
Dr. Mahendra S. Rao	62,000	19,000 (3)	81,000
Mr. Michael Rhein	21,000	14,000(4)	35,000
Mr. Patrick J. McEnany resigned effective June 19, 2015	55,000	19,000 (3)	74,000
Mr. Robin C. Stracey(5)	21,000	19,000(3)	40,000
(1)

Prior to the beginning of the fiscal year Mr. Moore and Mr. Stracey elected to receive common stock in lieu of cash for a portion of their Board fees, which fees are paid in quarterly instalments. As Chairman of the Clinical Program Review Committee, Dr. Rao received common stock in lieu of cash for 50% of the committee fees, which fees are paid in quarterly installments. The grant date fair value of the stock received computed in accordance with ASC718 was $26,000, $13,000 and $7,000 for Mr. Moore, Dr. Rao and Mr. Stracey, respectively.

(2)

The amounts reported are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification topic 718. See Note 1 of notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2015 for the assumptions used in determining such amounts for option awards. The following table sets forth the aggregate number of option awards held by each non-employee director as of June 30, 2015.

(3)	Reflects the grant date fair value of the annual option awarded to existing directors on the first business day of the fiscal year.

(4)	Reflects the grant date fair value of the stock option grant of 25,000 shares due to Mr. Rhein upon joining the Board.

(5)	Mr. Stracey ceased to receive compensation as a non-employee director when he was appointed the Company’s interim CEO on October 29, 2014.

The following table sets forth the aggregate number of option awards held by each non-employee director as of June 30, 2015:

Name	Aggregate Number of Option Awards
Mr. Craig W. Moore	70,000
Dr. Mahendra S. Rao	50,000
Mr. Michael Rhein	25,000
Mr. Patrick J. McEnany	67,917

Each non-employee director receives an annual fee of $35,000. In addition, the Chairman of the Board receives an annual fee of $25,000. The chairperson of each standing committee receives an additional annual fee of $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,000 for the Governance Committee. Each non-chair committee member receives an annual fee of $7,500 for the Audit Committee, $5,000 for the Compensation Committee and $3,500 for the Governance Committee. All fees are paid quarterly. In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

On the first business day of the fiscal year, each of our non-employee directors receives a nonqualified stock option grant of 25,000 shares. Upon the initial appointment or election of any new non-employee director, the director receives a nonqualified stock option grant of 25,000 shares. The options have a seven year life and vest monthly over one year. In both instances, the exercise price is equal to the closing price of the common stock on the date of grant.

EXECUTIVE OFFICERS

Set forth below is information about the executive officers of the Company as of June 30, 2015:

Name	Position	Age
Mr. Robin Stracey	Chief Executive Officer	57
Mr. Michael Bruch	Chief Financial Officer, interim thru October 23, 2015	50
Mr. Ken Harris	President(1)	51
Mr. Mitchel Sivilotti	Chief Biologist(2)	38
Mr. Ray DeGrella	VP, Quality and Regulatory Affairs(3)	65
(1)	Mr. Harris resigned effective September 28, 2015.
(2)	Mr. Sivilotti resigned effective December 14, 2015.
(3)	Mr. DeGrella terminated on September 11, 2015.

Executive officers serve at the pleasure of the Board. There are no family relationships between any of the directors, executive officers or key employees.

Biographies

The biography for Mr. Stracey can be found under Directors.

Mr. Michael Bruch was appointed Interim Chief Financial Officer on May 9, 2015 and Chief Financial Officer on October 23, 2015. Mr. Bruch has served as Controller since joining the Company in 2003 and has had responsibility for the Accounting and Internal Control functions. Mr. Bruch has over 25 years of accounting experience in various financial and managerial roles for General Electric and Dade MicroScan (now Siemens Healthcare). Mr. Bruch is a Certified Public Accountant and graduated with honors from California State University, Sacramento with a Bachelors of Science degree in business administration.

Mr. Mitchel Sivilotti joined Cesca pursuant to the terms of the merger with TotipotentRX and served as our Chief Biologist thru December 14, 2015. Prior to the merger, Mr. Sivilotti co-founded TotipotentRX Corporation (formerly MK Alliance, Inc.) where he served as Chief Executive Officer and Director from 2008 to 2012 and as President and Director from 2012 to 2013 and Chief Biologist and Director of TotipotentRX until the merger. From 2003 to 2007, Mr. Sivilotti served in various key technical and business leadership roles at Pall Corporation (PLL: NYSE), completing his tenure as Global Marketing Manager, Regenerative Medicine from 2006-2007. Mr. Sivilotti holds a bachelor’s degree in Biology (Honors Genetics) from the University of Western Ontario (London, Canada) and a graduate degree in Cellular and Molecular Biology from the University Laval (Quebec, Canada).

Mr. Kenneth L. Harris was appointed as our President and a member of our Board in February 2014 pursuant to the terms of and upon completion of the Merger between ThermoGenesis Corp. and TotipotentRX. Mr. Harris resigned as President and a member of our Board effective September 28, 2015, at which time he became a consultant to provide transitional support services for up to 18 months. Mr. Harris has served as the Chairman and Chief Executive Officer of TotipotentRX Corporation and MK Alliance, Inc. from January 2008 through the Merger with ThermoGenesis. Prior to that Mr. Harris was the Corporate Senior Vice President and Global President of BioSciences, a $120 million business unit at Pall Corporation (NYSE:PLL) from 2000 to 2008. Mr. Harris has served in a number of key biotechnology and biomedical roles at InVitro International, Qiagen GmbH, Amersham Life Sciences (now GE Life Sciences) and Boehringer Mannheim (now Roche Diagnostics). Mr. Harris is a frequent speaker at international conferences, and a thought leader in the evolving specialized field of conducting cellular clinical therapies. He holds a bachelor’s degree in microbiology from Indiana University, Bloomington, and graduate molecular biology training at Indiana University School of Medicine, Indianapolis.

Mr. Ray DeGrella served as the Company’s Vice President of Quality and Regulatory Affairs from March 3, 2014 thru September 11, 2015. He has served as a consultant to the Company since 2012, in addition to providing consulting services to other medical device companies from 2011 until joining the Company in 2014. From 2005-2008, Mr. DeGrella was Vice President Quality at Beckman Coulter, Inc. and served as their Vice President Advanced Supply chain from 2008-2011. Mr. DeGrella is a member of the American Society for Quality. He received a B.A. degree in Chemistry from Bellarmine College and holds a Ph.D. in BioChemistry from Florida State University.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF CESCA THERAPEUTICS INC.

            The Company has only one class of stock outstanding, common stock.  The following table sets forth certain information as of December 9, 2015 with respect to the beneficial ownership of Company’s common stock for (i) each director, (ii) each Named Executive Officer (NEO), (iii) all of Company’s directors and officers as a group, and (iv) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of Company’s common stock.  As of December 9, 2015 there were 41,458,999 shares of common stock outstanding.

            Unless otherwise indicated, the address for each listed stockholder is:  Cesca Therapeutics, 2711 Citrus Road, Rancho Cordova, California  95742.  To Company’s knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Craig Moore	165,806	(2)	* %

Mahendra Rao MD, PhD.	85,792	(3)	* %

Michael Rhein	565,746	(4)	1.4%

Robin Stracey	559,155	(5)	1.3%

Michael Bruch	107,633		* %

Mitch Sivilotti(6)	4,687,206	(6)	11.3%

Ken Harris(7)	4,603,743	(7)	11.1%

Ray DeGrella(8)	37,176	(8)	* %

Matthew Plavan(9)	484,232	(9)	1.2%

Dan Bessey(10)	55,833		* %

Officers & Directors as a Group (10 persons)	11,352,322		26.6%

5% Common Stockholders
Sabby Management LLC(11)	2,366,999	(11)	5.7%

*      Less than 1%.

(1)   “Beneficial Ownership” is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of the security within 60 days, including, but not limited to, any right to acquire the security through the exercise of any option or warrant or through the conversion of a security. Any securities not outstanding that are subject to options or warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by that person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Some of the information with respect to beneficial ownership has been furnished to us by each director or officer, as the case may be.

(2)   Includes 69,583 shares issuable upon the exercise of options.

(3)   Includes 64,583 shares issuable upon the exercise of options.

(4)   Includes 39,583 shares issuable upon the exercise of options.

(5)   Includes 508,750 shares issuable upon the exercise of options.

(6)   Mr. Sivilotti resigned as the Chief Biologist on December 14, 2015. Includes 60,000 shares issuable upon the exercise of options.

(7)   Mr. Harris resigned as the President and as a director of the Company on September 28, 2015. Includes 146,666 common shares issuable upon the exercise of options.

(8)   Mr. DeGrella was terminated Vice President of Quality and Regulatory Affairs on September 11, 2015. Includes 26,667 common shares issuable upon the exercise of options.

(9)   Mr. Plavan was terminated as CEO on October 28, 2014. Includes 379,166 common shares issuable upon the exercise of options.

(10)  Mr. Bessey resigned as CFO on May 9, 2015.

(11) Shares of common stock held by Sabby Healthcare Master Fund Ltd. (“Sabby HMF”) and Sabby Volatility Warrant Master Fund Ltd. (“Sabby VWMF”). The shares reported exclude 8,088,235 shares of common stock issuable upon the conversion of common stock debentures, 12,236,744 shares of common stock issuable upon the exercise of Series A and B warrants and 1,898,400 common stock warrants held by Sabby HMF and Sabby VWMF. The warrants and the debentures provide that the number of shares of common stock to be obtained by each of the holders upon exercise cannot exceed the number of shares that, when combined with all other shares of the Company’s common stock and securities beneficially owned by them, would result in them owning more than 9.99%, in the case of the debentures, Series A and Series B warrants, or 4.99% in the case of the other common stock warrants, of the Company’s outstanding common stock, provided, however that this limitation may be revoked by the holder upon 61 days prior notice to the Company. The business address of Sabby HMF and Sabby VWMF is c/o Sabby Management LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.  Sabby Management, LLC serves as the investment manager of Sabby HMF and Sabby VWMF. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby HMF and Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby HMF and Sabby VWMF except to the extent of their respective pecuniary interest therein. This information is based on information provided by Sabby Management, LLC.

Employment Agreements

Mr. Stracey. Under the terms of the employment agreement with Mr. Stracey, Mr. Stracey shall serve as Chief Executive Officer of Company. For his services, Mr. Stracey will receive a base salary and is also eligible to receive a certain percentage of his base salary based on performance against annual objectives at the discretion of the Board’s Compensation Committee.  Mr. Stracey’s current base salary is $425,000. The target percentage is 60%, however, the actual percentage as determined by the Compensation Committee may range from 0% to higher than 100% of his base salary. Mr. Stracey receives a $1,000 per month auto allowance and reimbursement of rental expenses up to $3,000 per month. In addition, Mr. Stracey was granted restricted stock units representing 1,000,000 shares of restricted common stock vesting in four equal installments based upon a combination of time and milestone based targets and a seven year option to acquire 1,000,000 shares of common stock, 25% of which vest immediately with the balance vesting in equal monthly installments during the following 24 months. In the event that Mr. Stracey’s employment is terminated without cause or Mr. Stracey terminates employment for good reason, he shall receive severance equal to 18 months of his then base salary, 18 months of COBRA premiums, one and a half times his most recently established annual STI award and all unvested restricted stock and options will vest. If Mr. Stracey’s employment is terminated without cause or Mr. Stracey terminates employment for good reason in connection with a change in control, Mr. Stracey shall receive severance equal to two years of his then base salary, two years of COBRA premiums, two times his most recently established annual short-term incentive target award and all unvested restricted stock and options will vest.

Mr. Bruch. Under the terms of the employment agreement with Mr. Bruch, he will receive a base salary plus a bonus equal to a portion of his then base salary based on annual performance objectives at the discretion of the Compensation Committee. The initial target percentage is 30%; however, the actual percentage may be amended by the Compensation Committee. Mr. Bruch’s base salary as of the date of his employment agreement, October 23, 2015, is $225,000. In the event that Mr. Burch’s employment is terminated by the Company without Cause or he resigns for Good Reason, he will be entitled to receive nine months of base salary in effect as of the termination date and six months of accelerated vesting on all outstanding options to acquire the Company’s common stock and restricted common stock awards. If Mr. Bruch’s employment is terminated by the Company without Cause or he resigns for Good Reason, in each case, within three months prior to or one year following certain changes in control of the Company, he will be entitled to receive a lump-sum cash payment equal to twelve months of base salary in effect as of the termination date, a lump-sum cash payment equal to his most recently established annual short-term incentive target award and full acceleration of vesting on all outstanding options to acquire the Company’s common stock and restricted common stock awards. The Company has also granted Mr. Bruch options to purchase 50,000 shares of common stock that vest ratably every six months over a three year period.

Mr. Plavan. The Company entered into an employment agreement with Mr. Plavan effective on October 25, 2013 to continue to serve as CEO. In addition to his base salary, Mr. Plavan was entitled to cash and stock bonuses and stock options or restricted stock grants as determined by the Compensation Committee. Further, Mr. Plavan participated in all of the Company’s benefit programs in substantially the same manner and to substantially the same extent as other similar employees of the Company. In the event that Mr. Plavan was terminated without cause by the Company, or he delivered his termination for good reason to the Company, Mr. Plavan was to be paid, in addition to his salary earned up until the termination date, a sum equal to twelve months of his base salary in effect as of the termination date. Further Mr. Plavan’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested by the later of July 31, 2015, or within nine months of the termination date, would immediately vest. In the event that Mr. Plavan was terminated without cause by, or delivered his termination for good reason to, the Company, and such termination occured three months prior to or within one year of a change in control, Mr. Plavan would be paid, in addition to his salary earned up until the termination date, (i) a lump sum equal to eighteen months of his base salary in effect as of the termination date; and (ii) a lump sum cash payment equal to one and one-half times Mr. Plavan’s most recently established annual short-term incentive target award. In addition, all of Mr. Plavan’s outstanding options to acquire the Company’s common stock or restricted stock awards which have not vested as of the termination date would immediately vest. Mr. Plavan was terminated as CEO on October 28, 2014.

Mr. Bessey. In October 2013, the Company entered into an employment agreement with Mr. Bessey to continue to serve as CFO.  In addition to his base salary, Mr. Bessey was entitled to cash and stock bonuses and stock options or restricted stock grants as determined by the Compensation Committee.  Further, Mr. Bessey participated in all of the Company’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of the Company. In the event that Mr. Bessey was terminated without cause by the Company, or delivered his termination for good reason to the Company, Mr. Bessey was to be paid, in addition to his salary earned up until the termination date, a sum equal to nine months of his base salary in effect as of the termination date.  Further Mr. Bessey’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested within six months of the termination date would immediately vest. In the event that Mr. Bessey was terminated without cause by, or delivers his termination for good reason to, the Company, and such termination occured three months prior to or within one year of a change in control, Mr. Bessey was to be paid, in addition to his salary earned up until the termination date, (i) a lump sum equal to twelve months of his base salary in effect as of the termination date; and (ii) a lump sum cash payment equal to one times Mr. Bessey’s most recently established annual short-term incentive target award.  In addition, all of Mr. Bessey’s outstanding options to acquire the Company’s common stock or restricted stock awards which had not vested as of the termination date would immediately vest. On December 1, 2014, the Company and Mr. Bessey entered into a Supplement Agreement to his employment agreement.  If Mr. Bessey remained employed by the Company until October 31, 2015, or was terminated earlier without cause, he would receive (i) a cash retention payment of $100,000 and (ii) vest in options to purchase 150,000 shares of common stock.  The options had an exercise price equal to $1.02 per share and have a 7 year term. On May 1, 2015 Mr. Bessey tendered his resignation as CFO effective May 9, 2015. At that time, Mr. Bessey was not entitled to compensation under his Executive Employment Agreement or his Supplement Agreement to the Executive Employment Agreement.

Mr. Harris.  Under the terms of the employment agreement with Mr. Harris, Mr. Harris served as President of Company.  For his services, Mr. Harris received a base salary plus a bonus in amount equal to a portion of his then base salary based on performance criteria determined by Mr. Harris and Cesca’s CEO.  In addition, Mr. Harris was granted shares of Cesca restricted stock and six-year options to purchase shares of common stock at an exercise price equal to the fair market value as of the effective date of the merger, with such restricted stock and options subject to three year vesting.  Mr. Harris was paid a $40,000 relocation bonus to move to the San Francisco-Bay Area.  Mr. Harris also received a $1,000 monthly auto allowance and participated in other benefits granted to other employees of Cesca.  In the event that Mr. Harris’ employment was terminated without cause or Mr. Harris terminated his employment for good reason, he would receive severance equal to 18 months of his then base salary, plus any unpaid, but earned, bonus.  In addition to the foregoing, Mr. Harris was to be paid an additional six months of his then base salary if he was not re-nominated or not re-elected for a specified period to the Cesca Board which would be deemed good reason for termination of employment.  If Mr. Harris was terminated without cause or Mr. Harris terminated his employment for good reason in connection with a change in control, Mr. Harris was to receive severance equal to 18 months of his then base salary, a monthly $2,000 stipend for a specified period, a bonus equal to, in general, 35.0% of his base salary and all unvested restricted stock and options would vest. Finally, if Mr. Harris was no longer an employee of Cesca other than for good reason, termination without cause or change in control, he would immediately resign as a member of the Cesca Board.

On September 28, 2015, Mr. Harris resigned as President of the Company and as a director. In connection with this resignation, the Company entered into a General Release and Waiver (the “Harris General Release”). Pursuant to the Harris General Release, the Company agreed to pay Mr. Harris 18 months’ severance at his then base salary (the “Harris Severance Payment”). If, on or before December 14, 2015, the Company obtained approval from the California Institute for Regenerative Medicine for a grant in the amount equal to or greater than $10 million and closed a sale of debt or equity securities resulting in gross proceeds of at least $9.5 million, then the Company would accelerate 3 months of the Harris Severance Payment. This condition was not met and the acceleration did not occur. In addition, pursuant to the Harris General Release, Mr. Harris also executed a Consulting Agreement (the “Harris Consulting Agreement”) to provide transitional support services for up to 18 months. The Board granted Mr. Harris stock options exercisable for up to 270,000 shares of the Company’s Common Stock in consideration for such services. This option is subject to monthly vesting over 18 months and the ongoing performance of services by Mr. Harris. In addition, Mr. Harris will be paid a monthly retainer of $1,000 pursuant to the Harris Consulting Agreement and $250 per hour for services provided in excess of the agreed time commitment. Furthermore, as part of the Harris General Release, Mr. Harris agreed to for a period of 18 months beginning on September 28, 2015, to vote, or cause to be voted, all shares of the Company’s capital stock held by Mr. Harris (whether directly or indirectly or through one or more intermediaries) or over which Mr. Harris has beneficial ownership or control in the manner recommended by the Board with respect to matters related to nominating directors to serve on the Board and electing directors nominated by the Board. In addition, Mr. Harris has agreed not to nominate any person or group of persons to serve as directors on the Board.

Mr. Sivilotti.  Under the terms of the employment agreement with Mr. Sivilotti (the “Sivilotti Employment Agreement”), Mr. Sivilotti would receive a base salary plus a bonus equal to a portion of his then base salary based on performance criteria determined by Mr. Sivilotti and Cesca’s CEO.  In addition, Mr. Sivilotti was granted shares of Cesca restricted stock and six-year options to purchase shares of common stock at an exercise price equal to the fair market value as of the effective date of the merger, with such restricted stock and options subject to three year vesting.  Mr. Sivilotti was also paid a $40,000 relocation bonus to move to the San Francisco-Bay Area.  Mr. Sivilotti also received a $1,000 monthly auto allowance and was able to participate in other benefits granted to other employees of Cesca.  In the event that Mr. Sivilotti’s employment was terminated without cause or Mr. Sivilotti terminated his employment for good reason, he would receive severance equal to 18 months of his then base salary, plus any unpaid bonus.  If Mr. Sivilotti’s employment was terminated without cause or Mr. Sivilotti terminated his employment for good reason in connection with a change in control, Mr. Sivilotti would receive severance equal to 18 months of his then base salary, a monthly $2,000 stipend for a specified period, a bonus equal to, in general, 35.0% of his base salary and all unvested restricted stock and options will vest.

Effective December 14, 2015, Cesca and Mr. Sivilotti, mutually agreed to terminate the Sivilotti Employment Agreement. In connection with the termination, Mr. Sivilotti and the Company entered into a General Release and Waiver (the “Sivilotti General Release”) and a Consulting Agreement (the “Sivilotti Consulting Agreement”) for six months, pursuant to which Mr. Sivilotti will advise on certain strategic initiatives for the Company and receive $9,423 in compensation every two weeks throughout the term of the Sivilotti Consulting Agreement. Mr. Sivilotti’s service under the Consulting Agreement begins on January 4, 2016. Furthermore, as part of the Sivilotti General Release, Mr. Sivilotti agreed to for a period beginning on December 14, 2015 and ending on the earlier of (i) 6 months from the date of the Sivilotti General Release and (ii) failure to pay within 21 days via wire transfer the invoiced consultancy fees set out in the Sivilotti Consulting Agreement, to vote, or cause to be voted, all shares of the Company’s capital stock held by Mr. Sivilotti (whether directly or indirectly or through one or more intermediaries) or over which Mr. Sivilotti has beneficial ownership or control in the manner recommended by the Board with respect to matters related to nominating directors to serve on the Board and electing directors nominated by the Board. In addition, Mr. Sivilotti has agreed not to nominate any person or group of persons to serve as directors on the Board

As of December 15, 2015, Mr. Harris and Mr. Sivilotti beneficially own 9,084,283 shares of common stock of the Company or approximately, 21.9% of the voting power of the shares of the Company’s common stock.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to our named executive officers for all of the services they rendered to the Company.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Robin Stracey	2015	283,000	(2)	--		832,000	465,000	1,000	(3)	1,581,000
CEO as of October 29, 2014

Michael Bruch	2015	157,000	(8)	--		53,000	--	--		210,000
Interim CFO as of May 9, 2015, CFO as of October 23, 2015	2014	157,000	(8)	30,000	(4)	15,000	--	--		202,000
Ken Harris	2015	329,000		--		--	122,000	12,000	(3)	463,000
President thru September 28, 2015	2014	96,000		40,000	(5)	109,000	121,000	4,000	(3)	370,000

Mitchel Sivilotti	2015	240,000		--		--	61,000	12,000	(3)	313,000
Chief Biologist thru December 14, 2015	2014	74,000		40,000	(5)	109,000	121,000	4,000	(3)	348,000

Ray DeGrella	2015	250,000		--		--	61,000	--		311,000
VP, Quality & Regulatory Affairs thru September 10, 2015	2014	77,000		--		96,000	--	--		173,000

Matthew Plavan	2015	142,000	(9)	--		--	304,000	560,000	(6)	1,006,000
CEO thru October 28, 2014	2014	349,000		100,000	(4)	458,000	122,000	--		1,029,000
Dan Bessey	2015	248,000	(10)	--		--	208,000	26,000	(7)	482,000
CFO thru May 9, 2015	2014	259,000		50,000	(4)	147,000	41,000	--		497,000

(1)

The amounts reported are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification topic 718. See Note 1 of notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2015 for the assumptions used in determining such amounts.

(2)	Mr. Stracey was paid as a consultant to the Company while he was interim CEO from October 29, 2014 through June 9, 2015.
(3)	Represents payments for an auto allowance.
(4)

Represents a bonus for contribution to the achievement of the corporate milestones including the acquisition of TotipotentRX by merger and formation of the combined company, Cesca Therapeutics, and completion of financing.

(5)	Represents a relocation payment.
(6)	Includes $65,000 pay-out of accrued vacation balance, $449,000 severance upon termination of employment on October 28, 2014 and $46,000 of consultant fees after his termination.
(7)	Represents pay-out of accrued vacation balance.
(8)	Payments prior to May 8, 2015 were for Mr. Bruch’s services as Controller.
(9)	Mr. Plavan was terminated as CEO on October 28, 2014 and represents salary until his termination.
(10)	Mr. Bessey resigned as CFO on May 9, 2015 and represents salary until his termination.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding option and stock awards held by the named executive officers as of June 30, 2015. The grant date fair value of the awards granted in fiscal 2015 and 2014 is disclosed in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robin Stracey	25,000	--		1.98	7/29/15
	15,000	--		1.39	7/1/17
	22,917	2,083	(1)	1.38	7/1/21
	250,000	750,000	(2)	0.83	6/9/22
						1,000,000	(3)	850,000
Mike Bruch						7,194	(4)	6,000
						30,000	(5)	26,000
Ken Harris(9)	33,333	66,667	(6)	2.17	2/18/20
	26,667	133,333	(7)	1.31	8/19/21
						33,333	(6)	28,000
Mitch Sivilotti(9)	33,333	66,667	(6)	2.17	2/18/20
	13,333	66,667	(7)	1.31	8/19/21
						33,333	(6)	28,000
Ray DeGrella(9)	13,333	66,667	(7)	1.31	8/19/21
						33,333		28,000
Matthew Plavan(9)	66,667	333,333	(7)	1.31	8/19/21
	50,000	--		2.88	2/15/16
	162,500	--		0.93	7/29/16
	33,333	66,667	(8)	2.18	3/3/18
						140,000	(8)	119,000

Dan Bessey(9)	33,333	--		0.91	8/7/15
	11,195	--		2.18	8/7/15
	26,667			1.31	8/7/15
(1)	Vests on July 1, 2015.
(2)	Vests in 24 monthly installments until June 9, 2017.
(3)	Vests upon a combination of time and milestones.
(4)	One-half vests on June 30, 2016 and 2017.
(5)	Vests upon filing of the June 30, 2015 Form 10-K.
(6)	One-half vests on February 18, 2016 and 2017.
(7)	Vests in equal installments on August 19, 2015, February 19, 2016, August 19, 2016, February 19, 2017 and August 19, 2017.
(8)	One-half vests on March 3, 2016 and 2017.
(9)

Messrs. DeGrella and Plavan were terminated, and Messrs. Sivilotti, Harris and. Bessey resigned, on September 11, 2015, October 28, 2014, December 14, 2015, September 28, 2015 and May 9, 2015, respectively.

Potential Payments upon Termination or Change in Control

Our named executive officers have certain change of control rights under employment agreements or current company policy. The Compensation Committee considers these policies to provide the named executive officers with the ability to make appropriate, informed decisions on strategy and direction of the Company that may adversely impact their particular positions, but nevertheless are appropriate for the Company and its stockholders. Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time and that severance arrangements may be necessary to attract highly qualified officers in a competitive hiring environment.

The following table describes the potential payments upon a hypothetical termination without cause, resignation for good reason or due to a change in control of the Company on June 30, 2015 for the NEO’s. The actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

	Termination Without Cause or Resignation for Good Reason				Termination following a Change of Control(1)
Name	Salary ($)	Estimated Value of Accelerated Stock Options and Restricted Stock Awards(2) ($)	Health Benefits ($)	Total ($)	Salary ($)	Estimated Value of Accelerated Stock Options and Restricted Stock Awards(4) ($)	Health Benefits/ Office Stipend ($)	Total ($)
R. Stracey(3)	638,000(4)	1,111,000	36,000	1,785,000	850,000	1,111,000	48,000	2,009,000
M. Bruch(5)	--	--	--	--	157,000	--	--	157,000

(1)

If we terminate Mr. Stracy’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in either case within three (3) months prior to a Change of Control or within one (1) year following a Change of Control, then he would have been entitled to receive the amounts listed as shown in the table. The salary and incentive compensation components are payable in a lump-sum payment.

(2)

For purposes of this calculation, we used the closing price of our common stock on June 30, 2015 which was $0.85. The estimated value of accelerated vesting for outstanding stock options is zero for all options in which the exercise price exceeded the closing price of our common stock as of June 30, 2015.

(3)

If we terminate Mr. Stracy’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in addition to the amounts as shown in the table, he is entitled to a lump sum cash payment equal to one and a half (1.5) times the Executive's most recently established annual short term incentive target. If we terminate Mr. Stracy’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in either case within three (3) months prior to a Change of Control or within one (1) year following a Change of Control, in addition to the amounts as shown in the table, he is entitled to a lump sum cash payment equal to two (2) times the Executive's most recently established annual short-term incentive target.

(4)	Payable in a lump-sum payment.
(5)

On October 23, 2015, Mr. Bruch and the Company entered into an employment agreement. If Mr. Bruch’s employment is terminated by the Company without Cause or he resigns for Good Reason, he will be entitled to receive nine months of base salary and six months of accelerated vesting on all outstanding options and restricted stock awards. If Mr. Bruch’s employment is terminated without Cause or he resigns for Good Reason, in each case, within three months prior to or one year following certain changes in control of the Company, he will be entitled to receive a lump-sum cash payment equal to twelve months of base salary, a lump-sum cash payment equal to his most recently established annual short-term incentive target award and full acceleration of vesting on all outstanding options and restricted common stock awards.

Under Mr. Stracey and Mr. Bruch’s employment agreements a “change of control” is defined as: an event involving one transaction or a related series of transactions in which one of the following occurs:

a)

the Company issues securities equal to fifty percent (50%) or more of the Company’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934;

b)	the Company issues securities equal to fifty percent (50%) or more of the issued and outstanding common stock of the Company in connection with a merger, consolidation or other business combination;
c)	the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company; or
d)	all or substantially all of the Company’s assets are sold or transferred to a third party.

Actual Payments upon Termination

The following describes the actual payments upon termination of the employment of Dan Bessey, Ray DeGrella, Ken Harris, Matt Plavan and Mitch Sivilotti. Mr. Bessey resigned effective May 9, 2015 and did not receive any termination payments. Mr. DeGrella’s employment terminated September 11, 2015, Mr. Harris resigned September 28, 2015 and Mr. Plavan’s employment terminated October 28, 2014. Mr. Sivilotti resigned effective December 14, 2015 and did not receive any termination payments. However, he is receiving $9,423 bi-weekly for six months for services under a consulting agreement beginning on January 4, 2016.

Name	Severance		Value of Accelerated Stock Options and Restricted Stock Awards	Total
Matthew Plavan	$449,000	(1)	$158,000	$607,000
Ken Harris	$492,000	(2)	--	$492,000
Ray DeGrella	$5,000	(3)	--	$5,000
(1)	Payable biweekly through October 28, 2015.
(2)	Payable biweekly through March 28, 2017.
(3)	Lump sum payment.

EQUITY COMPENSATION PLANS

The following table provides information for all of the Company’s equity compensation plans and individual compensation arrangements in effect as of June 30, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(1)) (c)
Equity compensation plans approved by security holders	4,403,846	$1.28	290,630
Equity compensation plans not approved by security holders	--		--
Total	4,403,846		290,630

(1)

Under the Company’s 2006 Equity Incentive Plan, the number of shares of common stock equal to six percent (6%) of the number of outstanding shares of the Company are authorized to be issued. Under this provision, the number of shares available to grant for awards will increase at the beginning of each fiscal year if options were granted or additional shares of common stock were issued in the preceding fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of February 18, 2014, TotipotentRX owed $337,000 to two of its officers who have since joined the Company. In the Merger Agreement, Cesca agreed to pay the notes payable at closing as follows: $75,000 cash to each officer for a total of $150,000 and the remainder in shares of common stock. Approximately 82,000 shares of common stock were issued to satisfy the remainder of the debt. There were no other related party transactions reportable under Item 404 of Regulation S-K for the fiscal years ended June 30, 2015 and 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the financial reporting process for the Company on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee (i) reviews the financial statements, (ii) reviews management’s results of testing of the internal controls over the financial reporting process, (iii) reviews and concurs with managements appointment, termination or replacement of the CFO, (iv) consults with and reviews the services provided by the Company’s independent registered public accounting firm and makes recommendations to the Board regarding the selection of the independent registered public accounting firm, and (v) reviews reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies. The Company’s management has primary responsibility for preparing the financial statements and establishing the Company’s financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. Depending on the reporting status of the Company, the independent registered public accounting firm may also be responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibilities include oversight of these processes.

In accordance with Statements on Auditing Standards (SAS) No. 61 (codification of Statements on Auditing Standards, AU§ 380), as adopted by the Public Company Oversight Board in Rule 3200T, the audit committee had discussions with management and the independent registered public accounting firm regarding the acceptability and the quality of the accounting principles used in the reports. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company and its management and the independent registered public accounting firm provided the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence” and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee has also met and discussed with the Company’s management, and its independent registered public accounting firm, issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company and the selection of the Company’s independent registered public accounting firm. In addition, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the specific results of audit investigations and examinations and the independent registered public accounting firm’s judgments regarding any and all of the above issues.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2015, for filing with the SEC.

Respectfully submitted, CESCA THERAPEUTICS INC. AUDIT COMMITTEE Mr. Michael Rhein, Chairman Mr. Craig Moore Dr. Mahendra Rao Independent Directors of the Company

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the fees billed to us by Marcum LLP (“Marcum”) and Ernst & Young LLP (“E&Y”) for each of the last two fiscal years.

	Marcum	E&Y		E&Y
Fee Category	Fiscal 2015	Fiscal 2015		Fiscal 2014
Audit Fees(1)	$199,000	$213,000		$888,000
Audit-Related Fees	--	383,000	(2)	532,000	(3)
Tax Fees(4)	--	40,000		22,000
All Other Fees(5)	--	--		--
Total Fees	$199,000	$636,000		$1,442,000

(1)

The audit fees for fiscal 2015 and fiscal 2014 consisted of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements and capital market financings.

(2)	Includes fees billed for consulting services performed regarding a deficiency in the Company’s governance practices.
(3)	Includes fees billed for due diligence services regarding the proposed merger with TotipotentRX.
(4)	Tax fees consist of fees for tax compliance and tax advice which relate to the preparation of federal and state tax returns and other services.
(5)

All other fees consist of fees for other permissible work performed that does not meet with the above category descriptions. There were no fees for other services by Marcum or E&Y for the fiscal years ended June 30, 2015 and 2014.

The Audit Committee pre-approves all audit and non-audit services to be, and has approved all of the foregoing audit and non-audit services, performed by the independent registered public accounting firm in accordance with the Audit Committee Charter.

On May 6, 2015, E&Y informed the Chairman of the Company’s Audit Committee that E&Y was resigning as the Company's independent registered public accounting firm.  E&Y's resignation was accepted by the Company's Audit Committee.

The report of E&Y on the Company's financial statements for the fiscal years ended June 30, 2013 and 2014 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Company's financial statements for each of the two fiscal years ended June 30, 2014 and 2013, and in the subsequent interim period through May 6, 2015, there were no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

Subsequent to the completion of the audit of the Company's financial statements for the year ended June 30, 2014, E&Y determined that a deficiency in the Company's governance practices exists which was concluded to represent a material weakness in the Company's internal control over financial reporting.  This issue was discussed by the Audit Committee and the Company developed a plan to remediate this material weakness, which included the engagement of an independent outside counsel to further review its corporate governance procedures and to recommend appropriate changes.

The Company requested E&Y to furnish the Company a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter, dated May 12, 2015, was filed as Exhibit 16 to the Company’s Form 8-K filed on May 12, 2015.

On May 29, 2015 the Company engaged Marcum as its independent registered public accounting firm.  During the Company's two most recent fiscal years ended June 30, 2013 and 2014, and during the subsequent interim period prior to May 29, 2015, the Company did not, and no one on the Company's behalf, consulted with Marcum regarding:  (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PROPOSAL 2

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our Board has unanimously approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-three (1:3) to one-for-thirty (1:30). You are now being asked to vote upon this amendment to our amended and restated certificate of incorporation. Should we receive the required stockholder approval, the Board will have the sole authority to elect, at any time prior to April 30, 2016: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares of our common stock, between and including three and thirty, which will be combined into one share of our common stock. The Board believes that providing the flexibility for the Board to choose an exact split ratio based on then-current market conditions is in the best interests of the Company and its stockholders. Even with stockholder approval of this proposal, the Board would not be obligated to pursue the reverse stock split. Rather, directors would have the flexibility to decide whether or not a reverse stock split (and at what ratio) would be in the best interests of the Company.

If approved by the stockholders and following such approval the Board determines that affecting a reverse stock split is in our best interests and those of our stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares approved by the stockholders and selected by the Board within the limits set forth in this Proposal to be combined into one share of our common stock. Only one such amendment will be filed, if at all, and the other amendments will be abandoned in accordance with Section 242(c) of the Delaware General Corporation Law.

Although we presently intend to effect the reverse stock split only if necessary to regain compliance with The Nasdaq Capital Market's minimum bid requirement, under Section 242(c) of the Delaware General Corporation Law, the Board has reserved the right, notwithstanding the stockholders' approval of the proposed amendment of the certificate of incorporation at the Annual Meeting, to abandon it at any time without further action by the stockholders before the amendment of the certificate of incorporation is filed with the Secretary of State of the State of Delaware. The Board may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the certificate of incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of our common stock, business developments, and our actual and projected financial performance. If the closing bid price of our common stock on The Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, the Board may decide to abandon the filing of the proposed amendment of the certificate of incorporation. If the Board fails to implement a reverse stock split prior to April 30, 2016, stockholder approval again would be required prior to implementing any reverse stock split.

Purpose and Background of the Reverse Stock Split

Our primary objective in effectuating the reverse stock split would be to attempt to raise the per share trading price of our common stock in an effort to continue our listing on The Nasdaq Capital Market. To maintain listing, The Nasdaq Capital Market requires, among other things, that our common stock maintain a minimum bid of $1.00 per share.

On October 15, 2015, we received notice from Nasdaq that our common stock had failed to maintain Nasdaq's minimum closing bid price requirement of $1.00 per share and that we were being given until March 28, 2016 to demonstrate compliance with this requirement or to face delisting of our common stock from The Nasdaq Capital Market. The Board is seeking approval for the authority to effectuate the reverse stock split as a means of increasing the share price of our common stock at or above $1.00 per share in order to avoid further action by The Nasdaq Capital Market. We expect that the reverse stock split will increase the bid price per share of our common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse stock split will have that effect, initially or in the future, or that it will enable us to maintain the listing of our common stock on The Nasdaq Capital Market.

In addition, we believe that the low per share market price of our common stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the pricing of our common stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of stock.

We further believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company's market capitalization. If the reverse stock split successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding common stock as a consequence of the reverse stock split, and the anticipated increase in the price per share, will encourage greater interest in our common stock by the financial community and the investing public, help us attract and retain employees and other service providers, and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is effected, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effected.

There can be no assurance that the reverse stock split will achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after the reverse stock split will increase proportionately with the reverse stock split, or that any increase will be sustained for any period of time.

If stockholders do not approve this Proposal and our stock price does not otherwise increase to greater than $1.00 per share for at least ten consecutive trading days before March 28, 2016, we expect our common stock to be subject to a delisting action by The Nasdaq Capital Market. We believe the reverse stock split is the most likely way to assist the stock price in reaching the minimum bid level required by The Nasdaq Capital Market, although effecting the reverse stock split cannot guarantee that we will be in compliance with the minimum bid requirement for even for the minimum ten-day trading period required by The Nasdaq Capital Market. Furthermore, the reverse stock split cannot guarantee we will be in compliance with the market capitalization, net worth or stockholders' equity criteria required to maintain our Nasdaq Capital Market listing.

If our common stock were delisted from The Nasdaq Capital Market, trading of our common stock would thereafter be conducted on the OTC Bulletin Board or the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. To relist shares of our common stock on The Nasdaq Capital Market, we would be required to meet the initial listing requirements for either The Nasdaq Capital Market or The Nasdaq Global Market, which are more stringent than the maintenance requirements.

If our common stock were delisted from The Nasdaq Capital Market and the price of our common stock were below $5.00 at such time, such stock would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended and would be covered by Rule 15g-9 of the Securities Exchange Act of 1934. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. These additional sales practice restrictions will make trading in our common stock more difficult and the market less efficient.

We are not aware of any present efforts by anyone to accumulate our common stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated with the Reverse Stock Split

We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

• the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by The Nasdaq Capital Market;

• we will otherwise meet the requirements for continued inclusion for trading on The Nasdaq Capital Market;

• the market price per share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares outstanding before the reverse stock split;

• the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

• the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Principal Effects of Reverse Stock Split on Market for Common Stock

On December 28, 2015, the closing bid price for our common stock on The Nasdaq Capital Market was $0.20 per share. By decreasing the number of shares of common stock outstanding without altering the aggregate economic interest represented by the shares, we believe the market price will be increased. The greater the market price rises above $1.00 per share, the less risk there will be that we will fail to meet the requirements for maintaining the listing of our common stock on The Nasdaq Capital Market. However, there can be no assurance that the market price of the common stock will rise to or maintain any particular level or that we will at all times be able to meet the requirements for maintaining the listing of our common stock on The Nasdaq Capital Market.

Principal Effects of Reverse Stock Split on Common Stock; No Fractional Shares

If stockholders approve granting the Board the authority to exercise its discretion to amend our certificate of incorporation to effect a reverse stock split, and if the Board decides to effectuate such amendment and reverse stock split, the principal effect of the reverse stock split will be (i) to reduce the number of issued and outstanding shares of our common stock, in accordance with an exchange ratio approved by the stockholders and determined by the Board as set forth in this Proposal, from approximately 41,458,999 shares to between and including approximately 13,819,666 and 1,381,967 shares, depending on which reverse stock ratio is effectuated by the Board and based upon the number of shares outstanding at the time such reverse stock split is effectuated. The total number of shares of common stock each stockholder holds will be reclassified automatically into the number of shares of common stock equal to the number of shares of common stock each stockholder held immediately before the reverse stock split divided by the exchange ratio approved by the stockholders and determined by the Board as set forth in this Proposal.

The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests, except to the extent that the reverse stock split results in any stockholders owning a fractional share. Stockholders holding fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board will be issued one whole share in exchange for any fractional share interest that such stockholder would have received as a result of the reverse stock split. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding will increase substantially because the proposed amendment will not reduce the number of authorized shares while it will reduce the number of outstanding shares by a factor of between and including three and thirty, depending on the exchange ratio selected by the Board. In other words, if stockholders approve Proposal Two and our Board effectuates the amendment, the number of authorized but unissued shares of common stock would increase from approximately 308,541,001 shares to between and including approximately 336,180,334 and 348,618,033 shares. If stockholders approve Proposal Two we will continue to have 2,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of our common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our common stock.

Principal Effects of Reverse Stock Split on Outstanding Options and Warrants

As of the Record Date, we had outstanding stock options to purchase an aggregate of _________ shares of common stock with exercise prices per share ranging from ________________ per share; warrants to purchase an aggregate of __________ shares of common stock with exercise prices per share ranging from __________  per share; and debentures convertible into _________ shares of common stock. Under the terms of the options and warrants, when the reverse stock split becomes effective, the number of shares of common stock covered by each of them will be reduced to between and including one-third and one-thirtieth the number currently covered and the exercise or conversion price per share will be increased by between and including three and thirty times the current exercise or conversion price, resulting in the same aggregate price being required to be paid therefor upon exercise or conversion thereof as was required immediately preceding the reverse stock split. The number of shares reserved under our option plan will decrease to between and including one-third and one-thirtieth of the number of shares currently included in such plan.

Principal Effects of Reverse Stock Split on Legal Ability to Pay Dividends

The Board has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. Therefore, we do not believe that the reverse stock split will have any effect with respect to future distributions, if any, to our holders of common stock.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced by a factor of between and including three and thirty. In other words, stated capital will be reduced to between and including one-third and one-thirtieth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another company). However, this Proposal is not being proposed to facilitate implementing a poison pill in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders.

Exchange of Stock Certificates

If the reverse stock split is authorized by the stockholders, and the Board elects to implement the reverse split, stockholders will be notified as soon as practicable after the effective date that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse split share certificates, including those representing whole shares to be issued in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

Even if the stockholders approve the reverse stock split, the Board reserves the right to not effect the reverse stock split if in the Board's opinion it would not be in our best interests or those of our stockholders to effect such reverse stock split.

No Dissenters' Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the reverse stock split to holders of our common stock and to the Company. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, administrative pronouncements and judicial decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The summary does not address all aspects of federal income taxation that may apply to a stockholder as a result of the reverse stock split and is included for general information only. In addition, the summary does not address any state, local or non-U.S. income or other tax consequences of the reverse stock split.

The summary does not address tax consequences to stockholders that are subject to special tax rules, including, without limitation, banks, insurance companies, regulated investment companies, personal holding companies, non-U.S. entities, nonresident alien individuals, broker-dealers, S corporations, entities treated as partnerships or partners of such partnerships, persons who acquired our common stock pursuant to the exercise of compensatory stock options or the vesting of restricted shares of common stock, estates, trusts and tax-exempt entities. The summary further assumes that stockholders have held our common stock subject to the reverse stock split as a capital asset within the meaning of Section 1221 of the Code, and will continue to hold such common stock as a capital asset following the reverse stock split. No ruling from the IRS or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the reverse stock split.

THE FOLLOWING DISCUSSION IS BASED ON CURRENT LAW AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE.

We believe that the reverse stock split, if implemented, would be a tax-free recapitalization under the Code. If the reverse stock split qualifies as a recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the reverse stock split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split common stock for shares of post-split common stock. The post-split common stock in the hands of a stockholder following the reverse stock split will have an aggregate tax basis equal to the aggregate tax basis of the pre-split common stock held by that stockholder immediately prior to the reverse stock split. Similarly, a stockholder’s holding period for the post-split common stock will be the same as the holding period for the pre-split common stock exchanged therefor.

Alternative characterizations of the reverse stock split are possible. For example, while the reverse stock split, if implemented, would generally be treated as a tax-free recapitalization under the Code, stockholders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share may recognize gain for federal income tax purposes equal to the value of the additional fractional share. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. Stockholders should consult their own tax advisors regarding alternative characterizations of the reverse stock split for federal income tax purposes.

THE COMPANY'S VIEW REGARDING THE TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT IS NOT BINDING ON THE IRS OR THE COURTS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required

This Proposal to approve granting the Board the authority to exercise its discretion to amend our certificate of incorporation to effect a reverse stock split of our outstanding shares of common stock, if necessary to regain compliance with The Nasdaq Capital Market's minimum bid requirement, at any exchange ratio including and between one-for-three (1:3) and one-for-thirty (1:30), at any time by April 30, 2016, and once approved by the stockholders, the timing of the amendment, if at all, and the specific reverse split ratio to be effected, shall be determined in the sole discretion of our Board, will be approved if the holders of a majority of the shares of common stock outstanding as of the Record Date and entitled to vote at the Annual Meeting vote in favor of this Proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF GRANTING THE BOARD THE AUTHORITY TO EXERCISE ITS DISCRETION TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK, IF NECESSARY TO REGAIN COMPLIANCE WITH THE NASDAQ CAPITAL MARKET'S MINIMUM BID REQUIREMENT, AT ANY EXCHANGE RATIO INCLUDING AND BETWEEN ONE-FOR-THREE (1:3) AND ONE-FOR-THIRTY (1:30), AT ANY TIME BY APRIL 30, 2016 AND ONCE APPROVED BY THE STOCKHOLDERS, THE TIMING OF THE AMENDMENT, IF AT ALL, AND THE SPECIFIC REVERSE SPLIT RATIO TO BE EFFECTED, SHALL BE DETERMINED IN THE SOLE DISCRETION OF OUR BOARD.

PROPOSAL 3

RATIFICATION OF MARCUM LLP

The Audit Committee of the Board has appointed Marcum LLP (Marcum) as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2016. Marcum also served as the Company’s independent registered public accounting firm for our 2015 fiscal year. The Board concurs with the appointment and is submitting the appointment of Marcum as our independent registered public accounting firm for stockholder ratification at the annual meeting.

Our Bylaws do not require that the stockholders ratify the appointment of Marcum as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Marcum, but may retain Marcum in any event. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

We expect that representatives of Marcum will be either physically present or available via phone at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Please read the “Compensation of Named Executive Officers” section of this proxy statement for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our stockholders, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy is required to approve this Proposal 4.

RECOMMENDATION OF THE BOARD

OUR BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NONBINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT
CESCA THERAPEUTICS INC. ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by us not later than September 15, 2016 for consideration for possible inclusion in the proxy statement relating to that meeting. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead intended to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on October 10, 2016, and advises stockholders in the next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on October 10, 2016.

Notices of intention to present proposals at the 2016 Annual Meeting should be addressed to the Assistant Corporate Secretary, Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California 95742. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ADDITIONAL INFORMATION

The Annual Report on Form 10-K for the fiscal year ended June 30, 2015, including audited consolidated financial statements, may be mailed to stockholders concurrently with this proxy statement, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. The Company is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. The public can obtain copies of these materials by visiting the SEC’s Public Reference 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, or by accessing the SEC’s website at www.sec.gov.

Additional copies of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2015, will be provided to stockholders without charge upon request. Stockholders should direct any such requests to Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California 95742, Attention: Assistant Corporate Secretary.

TRANSACTIONS OF OTHER BUSINESS AT THE CESCA THERAPEUTICS INC. ANNUAL MEETING

We do not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting, including adjournment, it is intended that the proxies will be voted in respect thereof in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

ALL STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS MAY REVOKE ANY PROXY IF SO DESIRED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors Corporate Secretary

January 20, 2016
Rancho Cordova, California

CESCA THERAPEUTICS INC.

PROXY

2015 Annual Meeting of Stockholders, March 2, 2016

This Proxy is Solicited on Behalf of the Board of Directors of
Cesca Therapeutics, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the 2015 Annual Meeting of Stockholders to be held Wednesday, March 2, 2016 and the Proxy Statement and appoints Robin Stracey and Mike Bruch, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Cesca Therapeutics Inc.’s common stock held of record by the undersigned on January 7, 2016, either on his or her own behalf or on behalf of any entity or entities, at the 2015 Annual Meeting of Stockholders of Cesca Therapeutics Inc. (the “Company”) to be held March 2, 2016, or at any postponements or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present thereat.  The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To approve the election of the following individuals as directors to the Board of Directors:
	Craig W. Moore	FOR ☐	WITHOLD ☐
	Mahendra S. Rao, MD, PhD	FOR ☐	WITHOLD ☐
	Denis Michael Rhein	FOR ☐	WITHOLD ☐
	Robin C. Stracey	FOR ☐	WITHOLD ☐

2.

To approve granting our Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with The Nasdaq Capital Market’s minimum bid requirement, at an exchange ratio ranging from one-for-three (1:3) to one-for-thirty (1:30), at any time prior to April 30, 2016, and once approved by the stockholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting or any adjournments or postponements thereof.

This Proxy, when properly signed, dated and returned, will be voted as directed.

The Board of Directors recommends a vote “FOR” each of the listed proposals.  Unless otherwise directed, this Proxy will be voted “FOR” Proposals One, Two and Three, and at the discretion of your proxy on any other matter that may be properly brought before the Special Meeting or any adjournments or postponements thereof.

Please sign your name:		Date:
(Authorized Signature(s))

(Authorized Signature(s))

(This proxy should be marked, dated, signed by the stockholder(s) exactly as its name appears hereon and returned promptly in the enclosed envelope. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on March 2, 2016:  This notice of special meeting of stockholders and the proxy statement are available at http://[].

 2